MERRILL LYNCH GLOBAL VALUE FUND, INC.

FILE # 811-6180

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/2/00	Finmeccanica	$ 4,686,000,000	$25,420,840	Salomon Smith Barney
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